                     RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

          This RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is made and entered into effective as of the12th day of November, 1996 (the "Effective Date"), by and between INVISION TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of the State of Delaware, and having its principal place of business located at 3420 E. Third Avenue, Foster City, California 94494 ("InVision"), and EG&G ASTROPHYSICS, a corporation duly organized and existing under the laws of the State of California and having its principal place of business located at 4031 Via Oro Avenue, Long Beach, California 90801 ("Astrophysics"). Each of InVision and Astrophysics shall from time to time herein be referred to as a "Party" and together as the "Parties."

          WHEREAS, InVision has developed and commercialized an FAA-certified explosive detection system (the "Pre-Existing InVision System") using a combination of computerized tomography and x-ray technologies for the purpose of inspecting checked luggage on commercial airline flights;

          WHEREAS, Astrophysics has developed and commercialized a broad range of x-ray based inspection systems, with a current stand-alone dual energy model referred to as the "Z-Scan;"

          WHEREAS, EG&G, Astrophysics and InVision have signed a non-binding Letter of Intent dated October 14, 1996 (the "LOI"), regarding a collaborative work effort they intend will lead to the commercialization of a high-performance, FAA-certifiable, explosive detection system or systems referred to as the "EDS" that will be initially based upon a combination of the Pre-Existing InVision System and the Z-Scan, and ultimately upon a combination of InVision's CTX 5000 and the Z-Scan, and which EDS the parties believe will provide enhanced total capability for reliable detection of explosives at higher rates of through-put than are currently available.

          WHEREAS, the LOI calls for the concurrent negotiation of (i) this Agreement under which the parties will conduct work in a research and development phase to scale up and complete the development of an EDS using certain technology owned or controlled by InVision, certain Z-Scan technology owned or controlled by Astrophysics, and certain technology that may result from the collaborative work effort under the Agreement, (ii) a manufacturing and supply agreement (the "M&S Agreement") to govern the manufacturing and supply of EDS Products or components developed under the Development Program and pursuant to which it is intended that Astrophysics will manufacture the Z-Scan component of any EDS Product, and InVision will manufacture the CTX 5000 component of any EDS Product, as more fully described in Section 2.5.4 below , (iii) a marketing and distribution agreement (the "Distribution Agreement") to govern the terms under which EDS Products (as such term is defined below) will be marketed and distributed by InVision on behalf of the Parties, using any existing Astrophysics' sales and marketing infrastructure in addition to InVision's, and (iv) a maintenance and support agreement (the "Maintenance Agreement") to govern the maintenance and support of EDS developed under the Agreement and manufactured, and sold or licensed under the M&S Agreement.

          WHEREAS, the Parties and EG&G, INC., a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal place of business located at 45 William Street, Wellesley, Massachusetts 02181 ("EG&G"), have agreed that, pursuant to a Common Stock Purchase Agreement between EG&G and InVision of even date herewith, upon the effective date of which EG&G International, Ltd., a wholly-owned subsidiary of EG&G organized under the laws of the Cayman Islands and having its principal place of business located care of Maples and Calder, Ugland House, South Church Street, Grand Cayman, Cayman Islands, British West Indies ("EG&G International") will invest Two Million Dollars ($2,000,000) in InVision in exchange for shares of unregistered common stock of InVision (the "Shares") at a price per Share equal to the final trading price per share of the Company's publicly traded Common Stock on the day immediately prior to the effective date of such Common Stock Purchase Agreement as quoted in the Wall Street Journal, less a per Share amount equal to ten percent (10%) of such price; and

          WHEREAS, the Shares will be issued and sold to EG&G International pursuant to the terms of a Common Stock Purchase Agreement in substantially the form attached hereto as Exhibit E (the "Stock Purchase Agreement").

          NOW, THEREFORE, in consideration of the above premises and mutual covenants hereinafter contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, InVision and Astrophysics hereby agree as follows:

1.  DEFINITIONS.

    1.1 "Astrophysics Licensees" means those third parties with whom Astrophysics has or will have a cross license of its own patents on a broad basis without the identification of individual patents as of the date of this Agreement.

    1.2 "Astrophysics Firmware" means any and all Firmware licensed to or developed for or by Astrophysics and embedded in the Z-Scan, including but not limited to any and all improvements, modifications and variations.

    1.3 "Astrophysics Patent Rights" means any and all Patent Rights owned, controlled, possessed or filed by Astrophysics as of the date hereof in connection with the

Z-Scan, or which are owned, controlled, possessed or filed by Astrophysics upon improvements to the EDS Technology or Astrophysics Technology pursuant to
Section 9.4 hereof.

    1.4 "Astrophysics Software" means any and all software licensed to or developed for or by Astrophysics and is used solely to operate or embedded in the Z-scan as of the Effective Date.

    1.5 "Astrophysics Technology" means any and all Technology owned or controlled by Astrophysics.

    1.6 "Confidential Information" means any confidential or proprietary information, source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, identified by the disclosing Party as Confidential Information, whether in oral, written, graphic or electronic form. Without limiting the foregoing, all InVision Technology and all Astrophysics Technology shall be deemed the Confidential Information of their respective owner.

    1.7 "CTX 5000" means a complete baggage screening device consistent with the InVision CTX 5000 Specifications attached hereto as Exhibit A (the "CTX 5000 Specifications"), but shall not include the component known as InVision's pre-scanner (the "InVision Pre-Scanner Device").

    1.8 "CTX 5000 Technology" means those portions of the InVision Technology relating solely to the CTX 5000.

    1.9 "Development Program" means the activities to be performed by InVision and Astrophysics both jointly and separately that are intended to produce EDS Products, equipment, processes, interfaces or connection protocols between the CTX 5000 and the Z-Scan and to result in a commercially viable EDS. The Development Program shall be executed in two or more phases, the first phase thereof ("Phase One") to encompass the development of an EDS utilizing a combination and integration of the Z-Scan and the InVision Pre-Existing System, and the second phase thereof ("Phase Two") to encompass the development of an EDS utilizing a combination and integration of the Z-Scan with and into the CTX 5000 as such EDS are described in Exhibit B, a draft of which is attached hereto (the "EDS Specifications"). In each phase, the parties intend that Astrophysics shall manufacture the Z-Scan component of the EDS and InVision shall manufacture the CTX 5000 component of the EDS, along with a specialized active luggage positioner of the CTX 5000 as described in Exhibit B hereto

    1.10 "EDS" means the explosive detection system or systems to be jointly developed hereunder by InVision and Astrophysics as described above, initially based upon the integration of the InVision Pre-Existing System and the Z-Scan, and later upon the full integration of the Z-Scan and the CTX 5000.

    1.11 "EDS Product" means any product incorporating EDS Technology, and any new versions, replacement or substitute products created or developed under this Agreement, as from time to time amended.

    1.12 "EDS Technology" means any and all Technology arising out of the research and development efforts hereunder, including but not limited to any and all related inventions, improvements, variations or modifications thereof or thereon which are used in any EDS prototype, and any inventions, improvements, variations or modifications on or to the EDS Technology or derivative works thereof.

    1.13 "Firmware" means any and all machine readable programs which are hardwired into non-volatile integrated circuits contained in a Party's Technology.

    1.14 "InVision Firmware" means any and all Firmware licensed to or developed for or by InVision and embedded in the CTX 5000 or the InVision Pre-Existing System.

    1.15 "InVision Licensees" means those third parties with whom InVision has or will have a cross license of its own patents on a broad basis without the identification of individual patents as of the date of this Agreement.

    1.16 "InVision Patent Rights" means any and all Patent Rights owned, controlled, possessed or filed by InVision as of the date hereof in connection with the CTX 5000 and/or the InVision Pre-Existing System, or which are owned, controlled, possessed or filed by InVision upon improvements to the InVision Technology or the EDS Technology pursuant to Section 9.4 hereof.

    1.17 "InVision Pre-Scanner Technology" means those portions of the InVision Technology relating solely to the InVision Pre-Scanner.

    1.18 "InVision Software" means any and all Software licensed to or developed by or for InVision and is used solely to operate or embedded in the CTX 5000 or the InVision Pre-Scanner as of the Effective Date.

    1.19 "InVision Technology" means any and all Technology owned or controlled by InVision.

    1.20 "Know-How" means all designs, drawings, prints, performance specifications, engineering data, sources of supply information, techniques, inventions, practices, methods, knowledge, skill, experience, test data and cost, sales and manufacturing data of any sort or description and (i) in the case of InVision relating to the CTX 5000 and/or to InVision's Pre-Scanner and (ii) in the case of Astrophysics to the Z-Scan, which is owned or controlled by such Party and which such Party discloses to the other Party under this Agreement. A Party's Know-How only includes that Know-How of third parties (i) to which such Party has an unrestricted right to use and disclose, and (ii) which is necessary to enable the Parties hereunder to modify, manufacture, assemble, test or use the Z-Scan, the CTX 5000, the InVision Pre-Scanner and/or an EDS.

    1.21 "Oversight Board" means a group comprised of two individuals designated by InVision and one individual from each of EG&G and Astrophysics to represent it with respect to issues arising out of this Agreement, the M&S Agreements, the Distribution Agreement and/or the Maintenance Agreement. Initially, the members of the Oversight Board shall be David Pillor, Dr. Sergio Magistri, Tom Schorling and Angelo Castellana.

    1.22 "Patent Rights" means any and all United States and foreign patent rights, including patents of importation, improvement patents, patents and certificates of addition, and utility models, as well as divisions, reissues, continuations, renewals, and extensions of any of the foregoing, and applications therefor and any patents issuing thereon and such further patent rights relating thereto.

    1.23 "Software" means any and all human readable source code together with the applicable programmers' notes, and the machine executable version of the source code.

    1.24 "Specifications" means the overall performance specifications to which a particular product performs or will perform.

    1.25 "Technology" means Firmware, Know-How, Software and Patent Rights, together.

    1.26 "Z-Scan Technology" means Astrophysics Technology relating solely to the Z-Scan.

2.  DEVELOPMENT RESPONSIBILITIES.

    2.1 SCOPE OF DESIGN AND DEVELOPMENT. The parties will cooperate and use their commercially reasonable efforts to develop under the Development Program, one or more commercial EDS Products, along with commercial scale equipment and processes for such EDS Product(s), all at a development cost not to exceed Two Million Dollars ($2,000,000) in the aggregate (the "Development Costs"), unless the Parties otherwise agree as set forth below. In the event that the Development Costs exceed $2,000,000, then the parties shall each bear their own costs for any excess unless they agree otherwise in writing. InVision and Astrophysics agree to cooperate to design and develop an EDS in accordance with the EDS Specifications in the attached Exhibit B, pursuant to the development schedule set forth in the attached Exhibit C (the "Development Schedule"). The EDS Specifications will be finalized as provided under Paragraph 2.3.3 below, and the Development Schedule will be finalized as provided under Section 2.5.2 below, subject thereafter to such modification as InVision and Astrophysics shall agree upon from time to time, if any. The Development Costs will be shared equally by the Parties, as described more fully under Section 4.4 below.

    2.2   TECHNICAL ASSISTANCE.

          2.2.1 Each of InVision and Astrophysics shall designate a project manager (each a "Project Manager"). The Project Managers shall be responsible for communicating on a regular basis regarding the progress of the Development Program and/or perceived problems the Parties are encountering or may expect to encounter during the Development Program and testing phase.

          2.2.2 Subject to the licenses granted under Section 7 below, InVision will provide to Astrophysics for Astrophysics' use solely in developing and producing an EDS consistent with the EDS Specifications, those portions of InVision's Technology (exclusive of any proprietary InVision source code) as it exists on the Effective Date that InVision in its sole discretion believes are necessary for Astrophysics to develop and produce an EDS, along with any improvements to the InVision Technology occurring after such date which InVision also believes to be necessary to enable Astrophysics to meet its obligations hereunder.

          2.2.3    Astrophysics will communicate to the InVision Project
Manager its progress in developing the EDS not less frequently than once per month, and shall document such communications in a written report on a quarterly basis. In addition, each Party shall communicate promptly to the other Party's Project Manager any material improvements or modifications of or additions to the EDS Technology, and/or the other Party's Technology and/or, in the event that such improvements, variations, modifications, or additions arise out of a Party's efforts in connection with its obligations hereunder and relate to any of the EDS Technology, Astrophysics Technology or InVision Technology and including in any case any improvements to such technology, if, as and when such additions arise. Each Party shall document such communications as to material additions in writing on a monthly basis.

          2.2.4 Each Party shall allocate its staff and designate its resources, financial or otherwise, as it deems reasonable and necessary in its sole discretion in order to meet its obligations hereunder, taking into account its other obligations and commitments.

          2.2.5 Subject to the restrictions of Section 5.3 hereof, InVision will continue to manufacture or have manufactured and to sell or distribute the CTX 5000 and the InVision Pre-Scanner and Astrophysics will continue to manufacture, sell and distribute the Z-Scan.

    2.3 INVISION'S DEVELOPMENT RESPONSIBILITIES. Subject to the terms of this Agreement and the licenses granted hereunder, InVision shall:

          2.3.1 Provide Astrophysics access at InVision's facilities located in Foster City, California to one InVision Pre-Existing System during InVision's regular business hours as needed by Astrophysics for the purposes of this Agreement, and shall make available, on an as-needed basis during regular business hours, and to the extent commercially reasonable, qualified personnel to consult with Astrophysics in response to Astrophysics' reasonable requests arising in connection with the design and development hereunder of EDS prototypes and the related manufacturing processes. In addition, in the event that InVision refuses a request for consultation or access for any reason, then Astrophysics may appeal such refusal to the Oversight Board for their consideration and resolution.

          2.3.2 Provide access to such other InVision Technology (exclusive of any InVision proprietary source code) and such technical expertise and personnel of InVision's during regular business hours as are reasonably necessary, solely for the purposes of this Agreement and only to the extent InVision determines that such access and allocation of resources is commercially reasonable.

          2.3.3    Provide for comment by Astrophysics proposed and detailed
EDS Specifications, a draft copy of which are attached hereto as Exhibit B. The EDS Specifications will be analyzed, modified and amended by the Parties from time to time during the term of this Agreement; provided, however, that InVision shall use its commercially reasonable efforts, and Astrophysics shall use its commercially reasonable efforts to cooperate with and support InVision's efforts, to finalize the EDS Specifications within six (6) months from the Effective Date or at such later date as the parties shall agree in writing.

          2.3.4 Provide to Astrophysics proposed specifications for an acceptance test procedure for each EDS prototype developed pursuant hereto (the "Acceptance Test"), a copy of which upon finalization by the parties will be attached hereto as Exhibit D ("Testing System Specifications").

          2.3.5 Cooperate with Astrophysics to design, to develop and to produce an acceptance protocol for EDS Product(s), including any EDS prototypes, delivered or to be delivered hereunder to InVision.

    2.4 ASTROPHYSICS' DEVELOPMENT RESPONSIBILITIES. Subject to the terms of this Agreement and the licenses granted hereunder, Astrophysics shall use its commercially reasonable efforts to:

          2.4.1 Design, develop and plan the equipment ("EDS Equipment") and staffing requirements necessary to develop and manufacture one or more EDS prototypes meeting the EDS Specifications (each a "Prototype"), subject to the review and approval of InVision. The Parties acknowledge and agree that the staff and EDS Equipment to be selected and manufactured may also provide the capacity to replace certain production requirements of each of InVision and Astrophysics, and agree to cooperate in good faith to fairly allocate between them such extra capacity to the extent it is available.

          2.4.2 Subject to the review and approval of InVision, evaluate and hire the staff, and make, manufacture or otherwise procure the EDS Equipment required by the Development Program within the times set forth in the Development Schedule at prices to be negotiated in good faith and agreed upon by InVision and Astrophysics.

          2.4.3 Design and develop commercially viable EDS Equipment and manufacturing processes necessary to produce an EDS Prototype and commercially viable EDS for each of Phases One and Two, respectively, in accordance with the EDS Specifications and the Development Schedule.

          2.4.4 Provide in cooperation with InVision an EDS prototype that is in substantial conformance with the EDS Specifications and can be evaluated and tested in accordance with the Acceptance Test as defined in Section 2.3.4 above, within the time provided in the Development Schedule for InVision's use in testing and evaluating the EDS Product(s).

          2.4.5 Undertake and continue product development efforts to improve and optimize EDS performance, yield and productivity throughout the term of this Agreement and as further specified in the M&S Agreement and in any Maintenance Agreements.

          2.4.6 Develop, revise, produce and update as needed a well-ordered and user friendly manual containing, among other things, drawings relative to EDS Product installation, other applicable outline drawings and illustrations, schematic diagrams of circuits critical to any EDS Product, a listing of field replacement parts, and all instructions necessary for the installation, operation, maintenance and repair of the EDS Product(s).

          2.4.7 Produce for delivery and acceptance by InVision pursuant to the Acceptance Test described in Section 2.3.4 above a pilot production run of one unit of the EDS Product for each of Phases One and Two.

    2.5   SHARED DEVELOPMENT RESPONSIBILITIES.    Subject to the terms of this
Agreement and the licenses granted hereunder, InVision and Astrophysics together shall:

          2.5.1 Jointly apply for and use their best efforts to obtain Federal government funding, as it may come available from time to time, to fund the research and development efforts provided for herein. Any funding so received will be added to and treated the same as the Development Funds, as such term is defined in Section 4 below.

          2.5.2 Cooperate in good faith to prepare the Development Schedule and use their commercially reasonable efforts to finalize the Development Schedule within sixty (60) calendar days of the Effective Date, or such later time as they shall mutually agree. The tasks set forth under Paragraphs 2.3 and
2.4 above and under this Paragraph 2.5 shall be incorporated into the Development Schedule, along with target dates for their completion. Failure by any party to meet a target date where such party has been using its commercially reasonable efforts to meet such date shall not be deemed to be a breach hereunder unless such target date slips by more than ten (10) days without being met or amended by the Parties; provided, however, that the failing party must notify the other as soon as it becomes reasonably likely that a target date will be missed. Such notice must provide a brief description of the target date expected to be missed, the reasons for the delay, and a new target date by which the task will be completed. Such revised target dates are proposals only and are subject to the approval of the other Party, which approval shall not be unreasonably withheld or delayed.

          2.5.3 Cooperate in good faith to improve and optimize EDS performance, yield and productivity throughout the term of this Agreement and as further specified in the M&S Agreement and in any Maintenance Agreements.

          2.5.4 Concurrent with and prior to completion of the Development Program and acceptance by InVision of any EDS Product that meets the Testing System Specifications, and in accordance with the timetable set forth in the Development Schedule, negotiate in good faith the M&S Agreement (which shall include the plans for any modification or building of manufacturing facilities),a manufacturing agreement under which Astrophysics would have the right to be the sole and exclusive (except as to InVision) manufacturer and supplier of the InVision Pre-Scanner under competitive terms and at competitive prices acceptable to InVision, and for a period of exclusivity to be mutually determined by the Parties hereto but not less than two (2) years (the "InVision Pre-Scanner Manufacturing Agreement"), the Distribution Agreement, and the form of Maintenance Agreement, at and during the times for such negotiation provided in the Development Schedule until either such agreements all have been finalized and are mutually acceptable or this Agreement has been terminated or expired pursuant to Section 12 below.

    2.6 CHANGE PROPOSALS. Either InVision or Astrophysics may, from time to time, propose changes to the EDS Specifications, the Development Schedule and/or the Testing System Specifications ("Change Proposal"). No Change Proposal will have any contractually binding effect unless and until formally agreed to in writing by both parties. In the event that a Party undertakes to implement a Change Proposal prior to receiving formal written consent by the non-proposing Party, then the Party having proposed the changes shall make such changes at its own cost and expense unless the other Party shall, upon review of the Change Proposal, agree to allocate some of the Joint Funding to reimburse such costs and expenses.

    2.7 DELAYS. Notwithstanding anything expressed or implied herein to the contrary, none of the parties shall have any liability to any other party whatsoever for any delay or disruption arising out of or in connection with the failure of any party to comply with the Development Schedule.

    2.8 PERFORMANCE BY THIRD PARTIES. No Party hereunder shall subcontract or permit third parties to perform the services to be rendered under this Agreement without the prior written consent of the other Party.

3.  TESTING PROGRAM.

    3.1 TESTING PROGRAM. Upon completion of development and production of an EDS prototype, the parties agree to conduct at least two field trials of EDS prototypes in accordance with the Testing System Specifications.

    3.2 ACCEPTANCE TESTING PERIOD. InVision shall have twenty (20) business days from each respective date on which Astrophysics delivers EDS prototypes to determine that the prototype substantially conforms to the Specifications (the "Testing Period"). Within the Testing Period for each EDS prototype developed hereunder, InVision shall provide Astrophysics with either a written acceptance of such prototype (an "Acceptance Notice") or a written statement of any defects ("Error Statement") in such EDS prototype that cause such prototype not to work substantially in conformance with the Specifications. An EDS prototype will be deemed to be accepted by InVision if Astrophysics does not receive either an Acceptance Notice or Error Statement within the Testing Period for such EDS prototype.

    3.3 ERROR CORRECTION; RETESTING. In the event InVision delivers an Error Statement to Astrophysics, then Astrophysics will use its commercially reasonable efforts to correct any defects described in such Error Statement and redeliver a corrected EDS prototype to InVision within thirty (30) business days of the date of the Error Statement. InVision shall have twenty (20) business days from the date such corrected EDS prototype has been delivered to retest such EDS prototype and determine whether such corrected prototype substantially conforms with the Specifications (the "Retesting Period"). Within such Retesting Period, InVision shall provide Astrophysics with either an Error Statement or an Acceptance Notice as to such corrected prototype. The corrected EDS prototype will be deemed to have been accepted and, therefore, will be the final version of such EDS prototype, if within such Retesting Period Astrophysics does not receive either an Error Statement or an Acceptance Notice. Subject to Section 12 below ("Term and Termination"), this process of testing and redelivering corrected versions of EDS prototypes as set forth above shall continue until InVision accepts a particular version of the EDS prototype. The date of InVision's acceptance of such prototype shall be the "Acceptance Date."

    3.4 After the Parties have engaged in at least three (3) Testing Periods for a particular EDS Product which is not then accepted by InVision pursuant to
Section 3.2 hereof, the parties agree that any Party then desiring to terminate this Agreement pursuant to Section 12 hereof shall first try to resolve or correct through the Oversight Board any problems serving as a barrier to Acceptance. In the event that the problem or problems cannot be resolved or corrected after the good faith efforts of both Parties, then either Party may terminate the Agreement and will not incur any penalty for termination. In such case, the Parties shall each bear fifty percent (50%) of all Development Costs incurred by the Parties to date.

4.  PAYMENTS AND TAXES.

    4.1 DEVELOPMENT CONTRIBUTIONS. Upon the Effective Date hereof, each of InVision and Astrophysics will provide for in their respective budgets One Million United States Dollars (U.S. $1,000,000) (together, the "Development Funds") to fund the research and development efforts provided for herein and to advance the EDS Technology and capabilities. Money allocated to the Development Funds will be spent by each Party in accordance with a development budget to be developed by the Parties and unanimously approved by the Oversight Board, a preliminary draft of which budget is attached in summary form hereto as Exhibit F (the "Budget") The Parties agree to negotiate in good faith a definitive Budget within thirty (30) days from the Effective Date. Any federal funds received pursuant to grants sought in accordance with Section 2.5.1 above shall be added to and treated the same as the Development Funds.

    4.2 RIGHT OF AUDIT. Each Party shall maintain and retain complete, clear and accurate records of the allocation and expenditures of their respective Development Funds during the term of this Agreement and for a period of one (1) year thereafter. The form of the records shall be designed and agreed upon by the Oversight Board. Within ten (10) days after the end of each calendar quarter during the term of this Agreement, each Party shall prepare for and deliver to the Oversight Board a report based upon such records for the quarter most recently completed. To ensure compliance with the terms of this Agreement, upon reasonable prior written notice to the other Party, each Party (the "Auditing Party") shall have the right to inspect and to audit the records of the other Party relating to the allocation and expenditure of the Development Funds by such Party (the "Audited Party") during reasonable and normal business hours. In the event that such an inspection and audit uncovers any irregularities in the allocations or expenditures of Development Funds, then the reports shall be corrected accordingly.

    4.3 TAXES. Each Party agrees to pay and shall be responsible for its own taxes incurred by or levied upon it in connection with the performance of its obligations under this Agreement and shall be entitled to claim any applicable tax credits, deductions or incentives related to the Development Costs expended by it which are not subject to reimbursement by the other Party; excepting therefrom sales and use taxes incurred on goods and materials purchase for use or consumption in the Development Program for the development of the EDS Products or EDS Technology, the responsibility for which and benefits of shall be shared equally by the Parties and paid out of the Development Funds.

    4.4 EXCESS. It is the intention of the Parties that they share equally the Development Costs. Each Party shall make commercially reasonable efforts to control its expenditures of Development Funds in accordance with the Budget. At the end of each calendar quarter, each Party will calculate the total amount of the Development Funds expended by such Party during that quarter. If one Party, staying within the Budget during that quarter, has expended more than the Other Party, the Party which has spent the lesser amount shall reimburse the other Party for fifty percent (50%) of the expenditure difference so as to equalize expenditures by both Parties during the Development Program. All costs or expenses contained within the Budget and incurred by any Party directly as a result of its work hereunder in excess of that Party's share of the Development Funds for which such Party seeks partial reimbursement by the other (not to exceed fifty percent (50%) of such cost), first shall be authorized by the Oversight Board upon receipt of itemized statements with any necessary back-up or explanation attached in writing. In the event that a Party fails to obtain the required pre-authorization for any of its costs or expenses, such Party may still provide an itemized statement together with a written explanation and back-up documentation justifying the expenditure and if and to the extent that, in the sole discretion of the Oversight Board, the Oversight Board determines that such expenditure or any portion thereof was reasonable or necessary for the purposes of this Agreement, then such expense or the approved portion thereof shall be shared equally by the Parties, and the Party seeking reimbursement shall be accordingly reimbursed by the other Party. All other costs or expenses incurred by any Party shall be borne by the Party incurring them.

5.  NON-INFRINGEMENT WARRANTY; NOTICE OF INFRINGEMENT.

    5.1 CONTRIBUTIONS TO EDS. InVision and Astrophysics each represents and warrants to the other that to the best of their knowledge, respectively, their portions and contributions to the EDS Specifications, the EDS prototype, the EDS Product and the EDS Documentation will be original creations of the contributing Party and will not infringe any patent, copyright, trade secret or other proprietary rights of any third party; that such Party has not previously or otherwise granted any rights to any third party which conflict with the rights granted herein; and that such Party has the full power and ability to enter into this Agreement, to carry out its obligations set forth herein and to grant the rights granted to the other herein.

    5.2 NOTICE OF THIRD PARTY INFRINGEMENT. Each Party shall promptly inform the other Party of each infringement by third parties of the infringed Party's Technology or of the EDS Technology or EDS Products developed hereunder, which third party infringement comes to its knowledge or attention during the term of this Agreement or for a period of one (1) year thereafter. Each Party shall render reasonable assistance to the other in defending the infringed Party's Technology against third parties, but control of such defense and the cost therefore shall be borne solely by the infringed Party. In the case of third party infringement of EDS Technology or EDS Products, the Parties will mutually determine how to proceed with an enforcement action and which of the Parties shall control such action. In such case, the Parties shall share equally the costs of the enforcement action, including without limitation attorneys' fees and expenses. If the Parties cannot agree, then an Arbitrator shall be appointed in accordance with Section 13 hereof to determine the method of enforcement and which Party shall control such enforcement action, and shall also determine how the costs of such enforcement action will be split between the Parties. The recovery from the enforcement action will be split in proportion to the Parties' contribution to the enforcement action's costs (including without limitation attorneys' fees and expenses). In the event that a Party hereto declines to participate in an enforcement action, such Party agrees, at the participating Party's expense, to join the action as a party plaintiff and otherwise to cooperate with the enforcement action in any way reasonably requested by the participating Party.

    5.3 ACKNOWLEDGMENT OF INDEPENDENT DEVELOPMENT; COVENANT NOT TO SUE. Each Party understands and hereby acknowledges that the other develops and acquires software and hardware, and that existing, planned or future products independently developed or acquired by a Party may contain ideas similar or identical to those ideas developed or disclosed hereunder. Therefore, during the Term of this Agreement, the Parties each agree that neither Party shall assert nor threaten to assert any claim or cause of action against the other Party, or against such other Party's customers or end users, based upon the use, manufacture, sale, distribution or other transfer of an explosive detection system or device based upon , containing or similar to a Party's Technology. Notwithstanding the foregoing, however, the Parties expressly agree as follows:

          5.3.1    During the term of this Agreement and for a period of one
(1) year thereafter, InVision will not (a) develop or have developed, license or acquire, and (b) sell or have sold or otherwise distribute or have distributed, a stand-alone, dual energy x-ray based explosive detection system for the airline security market that competes with the Z-Scan.

          5.3.2    During the term of this Agreement and for a period of one
(1) year thereafter, Astrophysics will not (a) develop or have developed, license or acquire, and (b) sell or have sold, or otherwise distribute or have distributed an explosive detection system or device using computed tomography for the airline security market.

          5.3.3 During the period beginning on the Effective Date and ending upon its expiration or earlier termination pursuant to Section 12 hereof, Astrophysics agrees that it will waive any and all claims that it may have against InVision relating to InVision's use, manufacture, sale, distribution or other transfer of the InVision Pre-Scanner occurring during such period.

    5.4 RIGHTS RETAINED. Notwithstanding anything in this Agreement to the contrary, any rights to the InVision Technology not expressly granted to Astrophysics by InVision herein are retained solely by InVision, and any rights not expressly granted to InVision by Astrophysics herein are retained solely by Astrophysics.

6. LIMITATION ON LIABILITY; WAIVER OF CONSEQUENTIAL DAMAGES. IN NO EVENT WILL THE CUMULATIVE LIABILITY OF ANY PARTY FOR LOSSES, CLAIMS OR DAMAGES INCURRED IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID OR CONTRIBUTED BY SUCH PARTY HEREUNDER. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCURRED IN CONNECTION WITH THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.  LICENSES.

    7.1 INVISION TECHNOLOGY LICENSE. Subject to the terms and conditions of the Agreement, InVision hereby grants to Astrophysics fully-paid and royalty free, non-transferable, non-exclusive license in the United States, without right of sublicense, to use internally during the term of this Agreement the InVision Patents Rights and InVision Know-How incorporated in the InVision Pre-Scanner Technology and CTX 5000

Technology solely for the purposes of creating an interface between the Z-Scan and the CTX 5000, and only to the extent InVision reasonably believes it is necessary to enable Astrophysics to meet its obligations under this Agreement.

    7.2 INVISION SOFTWARE AND FIRMWARE LICENSE. Subject to the terms and conditions of this Agreement, InVision grants to Astrophysics solely during the term of this Agreement a nonexclusive, non-transferable, fully paid and royalty-free license in the United States, without right of sublicense, to use and perform internally the InVision Firmware and the InVision Software solely in object code form, only to the extent InVision reasonably believes it is necessary to enable Astrophysics to meet its obligations under this Agreement. Astrophysics shall not reverse compile, reverse engineer or otherwise disassemble the InVision Software or Firmware, nor are any rights to prepare derivative works or to display the InVision Software or Firmware granted to Astrophysics except as expressly required in connection with this Development Program.

    7.3 ASTROPHYSICS TECHNOLOGY LICENSE. Subject to the terms and conditions of this Agreement, Astrophysics hereby grants to InVision a fully-paid and royalty free, non-transferable, non-exclusive license in the United States, without right of sublicense, to use internally during the term of this Agreement the Astrophysics Patent Rights and Astrophysics Know-How incorporated in the Z-Scan Technology and only to the extent Astrophysics believes it is necessary to enable InVision to meet its obligations under this Agreement.

    7.4 ASTROPHYSICS SOFTWARE AND FIRMWARE LICENSE. Subject to the terms and conditions of this Agreement, Astrophysics hereby grants to InVision solely during the term of this Agreement a nonexclusive, non-transferable, fully paid and royalty-free license in the United States, without right of sublicense, to use and perform internally the Astrophysics Firmware and the Astrophysics Software solely in object code form, only necessary to the extent Astrophysics believes it is necessary to enable InVision to meet its obligations under this Agreement. InVision shall not reverse compile, reverse engineer or otherwise disassemble the Astrophysics Software or Firmware, nor are any rights to prepare derivative works or to display the Astrophysics Software or Firmware granted to InVision except as expressly required in connection with this Development Program.

8.  LICENSE RESTRICTIONS.

    8.1 UNAUTHORIZED MODIFICATIONS. Except as otherwise expressly permitted herein, each Party acknowledges and agrees that it shall not modify, decompile, or disassemble the object code version of another Party's Software except to the extent such decompilation or disassembly may occur as a result of such Party's use of debugging tools for the purpose of debugging the EDS prototype or an EDS Product.

    8.2 COPYRIGHT NOTICES. No Party shall alter, obscure or remove any copyright notices or any other proprietary rights notices placed on another Party's Technology. InVision shall be entitled to place its name and trademarks on the EDS Product(s) to be marketed and distributed by InVision pursuant to the Distribution Agreement, and shall be entitled to place trademarks or trade names proprietary to InVision and/or Astrophysics on the documentation for and in marketing and other promotional materials about such EDS Product(s).

9.  OWNERSHIP.

    9.1 INVISION TECHNOLOGY. Astrophysics acknowledges and agrees that InVision will own and retain all right, title and interest in and to the InVision Technology, including without limitation all copyrights, patents, trade secrets, trademarks or other intellectual property rights. Inventions, modifications, improvements, adaptations, derivative works or additions to the InVision Technology conceived solely by InVision in connection with the Development Program shall be owned exclusively by InVision, subject to the licenses granted pursuant to Section 7 hereof. Inventions, modifications, improvements, adaptations, derivative works or additions to InVision Technology jointly developed by InVision and Astrophysics and which are not used in the production of any EDS Product shall be owned by InVision, subject to any licenses expressly granted herein pursuant to Section 7 above, and Astrophysics shall cooperate in good faith and take such actions as are reasonably necessary to effect, correct or make clear matters of title accordingly.

    9.2 ASTROPHYSICS TECHNOLOGY. InVision acknowledges and agrees that Astrophysics will own and retain all right, title and interest in and to the Astrophysics Technology including without limitation all copyrights, patents, trade secrets, trademarks or other intellectual property rights. Inventions, modifications, improvements, adaptations, derivative works or additions to the Astrophysics Technology conceived solely by Astrophysics in connection with the Development Program shall be owned exclusively by Astrophysics, subject to the license granted pursuant to Section 7 hereof. Inventions, modifications, improvements, adaptations, derivative works or additions to Astrophysics Technology jointly developed by InVision and Astrophysics and which are not used in the production of any EDS Product shall be owned by Astrophysics, subject to any licenses expressly granted herein pursuant to Section 7 above, and InVision shall cooperate in good faith and shall take such actions as are reasonably necessary to effect, correct or make clear matters of title accordingly.

    9.3 JOINT TECHNOLOGY. Astrophysics and InVision shall jointly own without any obligation of accounting, any and all inventions, improvements, modifications, adaptations, derivative works or additions to the InVision Technology and to the Astrophysics Technology which are used in the production of the EDS Product, including but not limited to the EDS Specifications, the EDS prototype, the EDS Product(s), the Testing System, the Testing System Specifications and the Documentation created by or on behalf of either party in connection with the research and development efforts provided for hereunder, and including without limitation copyright, patent, trade secret, trademark or other intellectual property rights, but excluding Technology owned by either party as of the Effective Date or pursuant to Sections 9.1 and 9.2 above. Any data or other materials furnished by any Party to another in connection with the services performed hereunder shall remain the sole property of the disclosing Party and shall be used by the receiving Party solely for the purposes set forth herein.

    9.4 INVENTIONS. With respect to inventions or improvements jointly owned by InVision and Astrophysics pursuant to Paragraph 9.3, the Parties shall jointly seek to obtain patents in any and all countries and shall share equally in the related costs. In the event a Party does not wish to participate in seeking such patent protection in a country, the other Party shall have the right to seek to obtain patents solely in its name and at its expense in such country and the declining Party shall cooperate in good faith and take such actions as are reasonably necessary to effect, correct or make clear matters of title accordingly. Neither Party shall be required to take action which would negate novelty under patent laws.

10. DISCLAIMER OF WARRANTY.

    10.1 INVISION DISCLAIMER. The InVision Technology is provided to Astrophysics "AS IS," without any warranty of any kind, including without limitation warranties of title and non-infringement. Without limiting the generality of the foregoing, InVision expressly does not warrant (i) the patentability of any of the inventions, or (ii) the accuracy, safety, or usefulness for any purpose, of the InVision Technology. Nothing contained in this Agreement shall be construed as either a warranty or representation by InVision as to the validity or scope of any InVision Patents. INVISION ASSUMES NO LIABILITY IN RESPECT OF ANY INFRINGEMENT OF ANY PATENT OR OTHER RIGHT OF THIRD PARTIES DUE TO THE ACTIVITIES OF ASTROPHYSICS UNDER THIS AGREEMENT.

    10.2 ASTROPHYSICS DISCLAIMER. The Astrophysics Technology is provided to InVision "AS IS," without any warranty of any kind, including without limitation warranties of title and non-infringement. Without limiting the generality of the foregoing, Astrophysics expressly does not warrant (i) the patentability of any of the inventions, or (ii) the accuracy, safety, or usefulness for any purpose, of the Astrophysics Technology. Nothing contained in this Agreement shall be construed as either a warranty or representation by Astrophysics as to the validity or scope of any Astrophysics Patents. ASTROPHYSICS ASSUMES NO LIABILITY IN RESPECT OF ANY

INFRINGEMENT OF ANY PATENT OR OTHER RIGHT OF THIRD PARTIES DUE TO THE ACTIVITIES OF INVISION UNDER THIS AGREEMENT.

11. CONFIDENTIAL INFORMATION.

    11.1  CONFIDENTIAL DISCLOSURE.  For the term of this Agreement and for five
(5) years thereafter, the parties agree to keep in confidence and prevent the disclosure to any person or persons outside their respective organizations (including affiliates), all Confidential Information which is received from the other under this Agreement. All such Confidential Information shall be in tangible form, or if disclosed orally, within 30 days of the oral disclosure shall be reduced to tangible form, and shall be marked with a suitable restrictive legend.

    11.2 USE RESTRICTION. Any Confidential Information disclosed by either Party hereunder shall be used by the receiving Party solely in performance of this Agreement, unless otherwise agreed to by the disclosing Party in writing.

    11.3 EXCLUSIONS. Neither Party shall be liable for disclosure to a third party or use of any such data that:

          11.3.1 Is or becomes in the public domain without breach of this Confidentiality obligation by the receiving Party;

          11.3.2 Was already rightfully known to the Party receiving it at the time of disclosure;

          11.3.3 Is disclosed by the Party receiving the information hereunder with the written approval of the other Party;

          11.3.4 Becomes known to the receiving Party from a source other than the disclosing Party without breach of this Agreement by the receiving Party;

          11.3.5 Is disclosed by the disclosing Party to a third Party without restriction;

          11.3.6 Is independently developed by a Party without regard to the Confidential Information of the other Party; or

          11.3.7 Is ordered to be disclosed by a court or governmental agency of competent jurisdiction after the receiving Party shall have afforded the disclosing Party the opportunity to defend against any motion to disclose.

12. TERM AND TERMINATION.

    12.1 TERM. Unless earlier terminated in accordance with this Section 12, this Agreement shall commence as of the Effective Date and shall continue for eighteen (18) months thereafter. Astrophysics' obligations under the Development Program will be satisfied upon the earlier of (i) delivery to and acceptance by InVision of two production units of EDS Products which comply with the EDS Specification and which have been tested to the satisfaction of and approved by InVision (ii) or May 12, 1998.

    12.2 TERMINATION WITH CAUSE. Either Party may terminate this Agreement upon ten (10) days written notice of a material breach of this Agreement by the other Party if such Party is directly affected by such breach and such breach is not cured within a ten (10) day period or such longer period as the affected Parties may agree.

    12.3 TERMINATION FOR DISSATISFACTION. During the initial period of this Agreement beginning upon the Effective Date and ending ninety (90) days thereafter, any conflict or dissatisfaction of a Party which is referred to the Oversight Board but which the Oversight Board has been unable to resolve within a reasonable period of time shall be deemed to be cause for termination. In such case, either Party may then terminate this Agreement pursuant to Section
12.2.1 hereof without penalty.

    12.4 TERMINATION FOR CONVENIENCE. Any Party may terminate this Agreement without cause (a) upon thirty (30) days prior written notice if the termination occurs within ninety (90) days of the Effective Date or prior to the expenditure by the Parties of Development Funds totaling $500,000 in the aggregate, and (b) upon sixty (60) days notice thereafter. In the case of such a termination without cause, the terminating Party will be penalized for such termination as follows: (i) there shall be no penalty if the Development Costs expended by the Parties as of the Termination Date equal less than $1,000,000 in the aggregate,
(ii) the terminating Party shall bear seventy-five percent (75%) of such Development Costs if the Development Costs expended by the Parties as of the Termination Date equal at least $1,000,000 but less than $1,500,000 in the aggregate, and (iii) the terminating Party shall bear all (100%) of such Development Costs if the Development Costs then expended by both Parties equal $1,500,000 or more in the aggregate.

    12.5 TERMINATION FOR EXTERNAL EVENTS. The Parties hereto recognize that, in view of the duration of this Agreement, this Agreement may have to be changed or terminated by mutual agreement due to external events such as force majeure, technological developments of third parties, or change in market
conditions.   No such mutual change or termination shall result in a penalty to either Party under Section 12.4 above.

    12.6 LIMIT EXPENDITURES UPON TERMINATION. The Parties agree that, in the event that any Party notifies the other that it is terminating this Agreement for any reason under this Section 12, both Parties will use their best efforts to limit or eliminate all further expenditures of Development Funds as much as is reasonably possible under the circumstances.

    12.7 SURVIVAL. Upon expiration or termination of this Agreement Paragraphs 4 ("Payments and Taxes"), 5 ("Non-Infringement Warranty; Notice of Infringement"), 6 ("Limitation on Liability; Consequential Damages"), 7 ("Licenses"), 8 ("License Restrictions"), 9 ("Ownership"), 11 ("Confidential Information"), 12.6 ("Survival"), 13 ("Oversight Board; Arbitration") and 14 ("General Provisions") shall survive the expiration or earlier termination of this Agreement.

13. OVERSIGHT BOARD; ARBITRATION.

    13.1 OVERSIGHT BOARD. The Parties hereto agree that, in the event of any dispute arising hereunder or in connection with the research and development efforts and obligations contained herein, then such matter shall be referred to the Oversight Board by the complaining Party with written notice to the other Party stating briefly the matter in dispute.

          13.1.1 The Oversight Board shall meet not less frequently than quarterly on dates to be fixed by agreement of the members thereof, and shall consider all matters referred to it up to a date not less than five (5) days prior to the date fixed for the meeting and not previously settled by it, including but not limited to the review and approval of (a) modifications or additions to any Exhibits, Schedules or Attachments hereto, and (b) budgets and cost allocations; determining any remedial action to be taken in the event two or more successive development milestones or deadlines have been missed by more than 30 days each, including the use of outside consultants to remedy the problem and the development of a work statement and firm budget for the work of any such outside consultants.

          13.1.2 Any matter not settled when first considered by the Oversight Board shall be referred to the next meeting and, if not then settled, may be referred by any Party affected by such matter to arbitration in accordance with Paragraph 13.2 below.

          13.1.3 The Oversight Board shall determine its own procedures and may invite such other persons as its members may agree to any meeting.

          13.1.4 At each of its meetings, the Oversight Board may receive any reports from any person as it believes helpful or necessary.

    13.2  ARBITRATION.

          13.2.1 If a dispute arises between any of the Parties which cannot be resolved by negotiation or, failing that, by referral to and consideration by the Oversight Board, then the Parties agree to participate in non-binding mediation before pursuing any other legal remedies. The mediation shall be conducted in San Mateo County, California by United States Arbitration & Mediation Association, Inc., or such other mediation association as the Parties shall determine within thirty (30) days from the Effective Date, with costs to be borne equally by the Parties between whom the dispute has arisen.

          13.2.2 If any participating Party is unsatisfied with the results of such mediation, then the dispute shall be finally determined by arbitration pursuant to the rules of the California Code of Civil Procedure. Each Party involved in the dispute shall appoint one representative reasonably acceptable to the other involved Parties, and the representatives shall then appoint one independent arbitrator (the "Arbitrator") to hear and resolve the dispute, all within ten (10) business days of receipt by any Party of written notice that the matter has been referred to arbitration.

          13.2.3 The Arbitrator shall, without prejudice to the generality of his or her powers, have the power to amend this Agreement, together with any of its Exhibits, Attachments or Schedules, so that it accurately reflects the true agreement made by the Parties, to direct such measurements, tests and/or valuations as may in the Arbitrator's opinion be desirable in order to determine the rights of the Parties and to ascertain and award any sum which ought to have been the subject of or included in any payment and to open up, review and revise any account, opinion, decision, requirement, report or notice and to determine all matters in dispute which shall have been submitted to the Arbitrator in the same manner as if no such account, opinion, decision, requirement, report or notice had been given previously.

          13.2.4 Subject to subparagraph 13.2.5 below, the award of the Arbitrator shall be final and binding upon the Parties, and judgment upon the award rendered may be entered into any court having jurisdiction thereof.

          13.2.5 The Parties agree and consent that any Party involved in a particular dispute for which an Arbitrator has rendered an award:

                   (a) May appeal to a court of law having jurisdiction thereover any question of law arising out of an award made in an arbitration pursuant to this Section 13,

                   (b) May appeal to a court of law having jurisdiction thereover to determine any question of law arising in the course of any referral to arbitration made pursuant to this Section 13; and

                   The Parties agree that any such court shall have the authority and jurisdiction to determine any such question or questions of law.

          13.2.6 If before making his or her final award, the Arbitrator dies or otherwise ceases to act as the Arbitrator, the representatives of the Parties involved in the dispute shall promptly appoint a further Arbitrator. No such further Arbitrator shall be entitled to disregard any direction of the previous Arbitrator except (i) to the extent that the previous Arbitrator had power to do so under the Rules of the American Arbitration Association, (ii) with the consent of the Parties involved in the dispute, or (iii) by operation of law.

14. GENERAL PROVISIONS.

    14.1 NO AGENCY. InVision will in all matters relating to this Agreement act with respect to Astrophysics as an independent contractor, and Astrophysics will in all matters relating to this Agreement act with respect to InVision as an independent contractor. No Party will by virtue of this Agreement or the transactions contemplated hereunder have any authority, nor will any Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of any other Party, or to represent any other Party as an agent, employee or representative of another party or in any other capacity. Neither the execution nor performance of this Agreement shall be construed to have established any agency, joint venture or partnership among the Parties hereto.

    14.2 PRESS RELEASES. No Party hereto shall issue any press release, use any other Parties' products, name or trademarks in any promotional activity, or otherwise publicly announce or comment on this Agreement except as required by law without the prior written consent of the other Party, which consents shall not be unreasonably withheld or delayed.

    14.3 EXPORT. Each Party represents and warrants to the other Party that it has or, prior to any export of the EDS Product(s), will have secured all government licenses, permits and permissions required for such Party and its customers to export the EDS Product(s) out of the United States and into any country in the world and that the distribution of the EDS Product(s) by any Party hereto or its customers will not violate any laws, restrictions or regulations of the United States government or any other government. Each Party agrees to provide the other Party with evidence of compliance with applicable laws, restrictions and regulations upon reasonable request. Each Party agrees to pay any fines, fees or damages imposed on the other Party resulting from the distribution of the EDS Product(s) in accordance with the terms of this Agreement, and refund any fees paid by such Party, in the event of any breach by such Party of this Paragraph 14.3. Further, the Parties agree that the obligations undertaken pursuant to this Paragraph 14.3 shall be incorporated in their entirety in the DISTRIBUTION Agreement.

    14.4 PARTIES ADVISED BY COUNSEL. This Agreement has been negotiated between InVision on the one hand and Astrophysics and EG&G on the other hand, unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interests. In addition, each Party has been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the Parties, and this Agreement shall not be interpreted or construed against any Party hereto because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement or any Exhibits, Attachments or Schedules hereto.

    14.5 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California excluding the application of its conflict of laws rules. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

    14.6 NOTICES. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed received upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the signatory of this Agreement at the address set forth at the beginning of this Agreement or such other address as either party may specify in writing. If the notice is to InVision, a copy shall also be sent to its Corporate Counsel.

    14.7 WAIVER. The failure of any Party to require performance by the other Party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

    14.8 SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

    14.9 HEADINGS. The Section and Paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section or Paragraph, or in any way affect this Agreement.

    14.10 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof. This

Agreement supersedes, and the terms of this Agreement govern, any prior or collateral agreements with respect to the subject matter hereof, including any prior confidentiality agreements between the parties and the LOI. This Agreement may only be changed by mutual agreement of authorized representatives of the Parties in writing.

    14.11 ASSIGNMENT. No Party hereto shall assign, transfer, sell, pledge or hypothecate any rights or obligations arising under this Agreement without the prior written consent of the other Party, and any attempt to do so shall be, at the option of the remaining Party, null and void. Subject to the above restriction on assignment, this Agreement shall inure to the benefit of and bind the successors and assigns of the respective Parties hereto.

    14.12 COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective authorized representatives.

INVISION:                               ASTROPHYSICS:

InVision Technyologies, Inc.            EG&G Astrophysics



-------------------------------------   -------------------------------------
Dr. Sergio Magistri                     Thomas R. Schorling
President and Chief Executive Officer   President and Chief Operating Officer